SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 Schedule 13G/A

                    Under the Securities Exchange Act of 1934
                                (Amendment No.2)

                              Peabody Energy Corp.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    704556109
                                 (CUSIP Number)

                                December 31, 2003
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [X] Rule 13d-1(d)




CUSIP No. .............................................................704556109

1)  Name of Reporting Person.......................Lehman Brothers Holdings Inc.

     S.S. or I.R.S. Identification No. of Above Person................13-3216325

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power................................................10,270,669

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power...........................................10,270,669

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person.....10,270,669

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9......................18.94%

12)  Type of Reporting Person.................................................HC




CUSIP No. .............................................................704556109

1)  Name of Reporting Person................................Lehman Brothers Inc.

     S.S. or I.R.S. Identification No. of Above Person................13-2518466

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.................................................3,059,022

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power............................................3,059,022

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person......3,059,022

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.......................5.64%

12)  Type of Reporting Person.................................................BD






CUSIP No. .............................................................704556109

1)  Name of Reporting Person.....................................LB I Group Inc.

     S.S. or I.R.S. Identification No. of Above Person................13-2741778

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.................................................3,055,522

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power............................................3,055,522

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person......3,055,522

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.......................5.63%

12)  Type of Reporting Person..............................................HC/CO





CUSIP No. .............................................................704556109

1)
Name of Reporting Person................................Lehman Brothers Merchant
                                                        Banking Partners II Inc.

     S.S. or I.R.S. Identification No. of Above Person................13-3957483

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.................................................6,681,809

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power............................................6,681,809

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person......6,681,809

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9......................12.32%

12)  Type of Reporting Person.................................................CO




CUSIP No. .............................................................704556109

1)  Name of Reporting Person............................Lehman Brothers Offshore
                                                        Partners II Ltd.

     S.S. or I.R.S. Identification No. of Above Person................98-0190704

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization................................Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.................................................1,279,075

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power............................................1,279,075

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person......1,279,075

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.......................2.36%

12)  Type of Reporting Person.................................................CO



CUSIP No. .............................................................704556109

1)  Name of Reporting Person............................Lehman Brothers Merchant

Banking Partners II L.P.

     S.S. or I.R.S. Identification No. of Above Person.......................N/A

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.................................................4,123,659

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power............................................4,123,659

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person......4,123,659

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.......................7.60%

12)  Type of Reporting Person.................................................PN




CUSIP No. .............................................................704556109

1)  Name of Reporting Person.........................Lehman Brothers Offshore
                                                     Investment Partners II L.P.

     S.S. or I.R.S. Identification No. of Above Person................30-0037037

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization................................Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.................................................2,558,150

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power............................................2,558,150

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person......2,558,150

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.......................4.72%

12)  Type of Reporting Person.................................................PN





CUSIP No. .............................................................704556109

1)  Name of Reporting Person.............................Lehman Brothers Capital
                                                         Partners IV, L.P.

     S.S. or I.R.S. Identification No. of Above Person................13-4042406

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.................................................1,466,738

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power............................................1,466,738

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person......1,466,738

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.......................2.70%

12)  Type of Reporting Person.................................................PN



CUSIP No. .............................................................704556109

1)  Name of Reporting Person.............................Lehman Brothers Capital
                                                         Partners III, L.P.

     S.S. or I.R.S. Identification No. of Above Person................13-3857432

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power...................................................529,838

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power..............................................529,838

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person........529,838

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.......................0.98%

12)  Type of Reporting Person.................................................PN




CUSIP No. .............................................................704556109

1)  Name of Reporting Person........................Lehman Brothers MBG Partners
                                                    1998 (A) L.P.

     S.S. or I.R.S. Identification No. of Above Person................13-4036790

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power...................................................352,213

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power..............................................352,213

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person........352,213

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.......................0.65%

12)  Type of Reporting Person.................................................PN




CUSIP No. .............................................................704556109

1)  Name of Reporting Person........................Lehman Brothers MBG Partners
                                                    1998 (B) L.P.

     S.S. or I.R.S. Identification No. of Above Person................13-4036792

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power....................................................38,412

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power...............................................38,412

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person.........38,412

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.......................0.07%

12)  Type of Reporting Person.................................................PN



CUSIP No. .............................................................704556109

1)  Name of Reporting Person........................Lehman Brothers MBG Partners
                                                    1998 (C) L.P.

     S.S. or I.R.S. Identification No. of Above Person................13-4036793

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power....................................................14,088

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power...............................................14,088

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person.........14,088

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.......................0.03%

12)  Type of Reporting Person.................................................PN




Item 1(a).        Name of Issuer:

                  Peabody Energy Corp.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  701 Market Street
                  St. Louis, Missouri 63101

Item 2(a).        Name of Person(s) Filing:

                  Lehman Brothers Holdings Inc.
                  Lehman Brothers Inc.
                  LB I Group Inc.
                  Lehman Brothers Merchant Banking Partners II Inc. Lehman Brothers Offshore Partners II Ltd.
                  Lehman Brothers Merchant Banking Partners II L.P. Lehman Brothers Offshore Investment Partners II L.P. Lehman Brothers Capital Partners IV, L.P.
                  Lehman Brothers Capital Partners III, L.P.
                  Lehman Brothers MBG Partners 1998 (A) L.P.
                  Lehman Brothers MBG Partners 1998 (B) L.P.
                  Lehman Brothers MBG Partners 1998 (C) L.P.


Item 2(b).        Address of Principal Business Office:

                  Lehman Brothers Holdings Inc.
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers Inc.
                  745 Seventh Avenue
                  New York, New York 10019

                  LB I Group Inc.
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers Merchant Banking Partners II Inc. 745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers Offshore Partners II Ltd.
                  2 Church Street
                  Hamilton, Bermuda

                  Lehman Brothers Merchant Banking Partners II L.P. 745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers Offshore Investment Partners II L.P. 2 Church Street
                  Hamilton, Bermuda

                  Lehman Brothers Capital Partners IV, L.P.
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers Capital Partners III, L.P.
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers MBG Partners 1998 (A) L.P.
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers MBG Partners 1998 (B) L.P.
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers MBG Partners 1998 (C) L.P.
                  745 Seventh Avenue
                  New York, New York 10019


Item 2(c).        Citizenship or Place of Organization:

                  Lehman Brothers Holdings Inc. ("Holdings") is a corporation organized under the laws of the State of Delaware.

                  Lehman Brothers Inc. ("LBI") is a corporation organized under the laws of the State of Delaware.

                  LB I Group Inc. ("LB I Group) is a corporation organized under the laws of the State of Delaware.

                  Lehman Brothers Merchant Banking Partners II Inc. ("Merchant Banking Partners II Inc.") is a corporation organized under the laws of the State of Delaware.

                  Lehman Brothers Offshore Partners II Ltd. ("Offshore Partners II Ltd.") is a corporation organized under the laws of Bermuda.

                  Lehman Brothers Merchant Banking Partners II L.P. ("Merchant Banking Partners II L.P.") is a limited partnership organized under the laws of the State of Delaware.

                  Lehman Brothers Offshore Investment Partners II L.P. ("Offshore Investment Partners II L.P.")
                  is a limited partnership organized under the laws of Bermuda.

                  Lehman Brothers Capital Partners IV, L.P. ("Cap Partners IV") is a limited partnership organized under the laws of the State of Delaware.

                  Lehman Brothers Capital Partners III, L.P. ("Cap Partners III") is a limited partnership organized under the laws of the State of Delaware.

                  Lehman Brothers MBG Partners 1998 (A) L.P. ("MBG 1998 (A)") is a limited partnership organized under the laws of the State of Delaware.

                  Lehman Brothers MBG Partners 1998 (B) L.P. ("MBG 1998 (B)") is a limited partnership organized under the laws of the State of Delaware.

                  Lehman Brothers MBG Partners 1998 (C) L.P. ("MBG 1998 (C)") is a limited partnership organized under the laws of the State of Delaware.


Item 2(d).        Title of Class of Securities:

                  Common Stock

Item 2(e).        CUSIP Number:

                  704556109

Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

                  (a) [ ] A broker or dealer under Section 15 of the 1934 Act
                  (b) [ ] A bank as defined in Section 3(a)(6) of the 1934 Act
                  (c) [ ] An insurance company as defined in Section 3(a)(19) of the 1934 Act
                  (d) [ ] An investment company registered under Section 8 of the Investment Company Act of 1940
                  (e) [ ] An investment advisor in accordance with Rule
                          13d-1(b)(1)(ii)(E)
                  (f) [ ] An employee benefit plan or endowment fund in
                          accordance with Rule 13d-1(b)(1)(ii)(F)
                  (g) [ ] A parent holding company or control person in
                          accordance with Rule 13d-1(b)(1)(ii)(G)
                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act
                  (i) [ ] A church plan that is excluded from the definition of investment company under Section 3(c)(14)Of the Investment Company Act of 1940
                  (j) [ ] A group, in accordance with Rule 13d-1(b)(1)(ii)(J)


Item 4.           Ownership

                 (a)      Amount Beneficially Owned

                          See Item 9 of cover page.

                 (b)      Percent of Class:

                          See Item 11 of cover page.

                  (c)     Number of shares as to which the person has:

                          (i) sole power to vote or to direct the vote
                          (ii) shared power to vote or to direct the vote
                          (iii) sole power to dispose or to direct the disposition
                          (iv) shared power to dispose or to direct the disposition

                  See Items 5-8 of cover page.

Item 5.           Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person

                  Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding Company or Control Person

                  LBI, a Broker-Dealer registered under Section 15 of the 1934 Act, is a wholly-owned subsidiary of Holdings and the actual owner of 3,500 shares of Common Stock.

                  LB I Group, a wholly-owned subsidiary of LBI, is the actual owner of 1,184,071 shares of Common Stock.

                  Merchant Banking Partners II Inc. is a wholly-owned subsidiary of Holdings.

                  Offshore Partners II Ltd. is a wholly-owned subsidiary of Holdings.

                  Merchant Banking Partners II L.P., the General Partner of which is Merchant Banking Partners II Inc., is the actual owner of 4,123,659 shares of Common Stock.

                  Offshore Investment Partners II L.P., the General Partners of which are Merchant Banking Partners II Inc. and Offshore Partners II Ltd., is the actual owner of 2,558,150 shares of Common Stock.

                  Cap Partners III, the General Partner of which is Holdings, is the actual owner of 529,838 shares of Common Stock.

                  Cap Partners IV, the General Partner of which is LB I Group,is the actual owner of 1,466,738 shares of Common Stock.

                  MBG 1998 (A), the General Partner of which is LB I Group, is the actual owner of 352,213 shares of Common Stock.

                  MBG 1998 (B), the General Partner of which is LB I Group, is the actual owner of 38,412 shares of Common Stock.

                  MBG 1998 (C), the General Partner of which is LB I Group, is the actual owner of 14,088 shares of Common Stock.

                  Under the rules and regulations of the Securities and Exchange Commission, Holdings may be deemed to be the beneficial owner of the shares of Common Stock owned by, LBI, LB I Group, Merchant Banking Partners II L.P., Offshore Investment Partners II L.P., Cap Partners III, Cap Partners IV, MBG 1998
                  (A), MBG 1998 (B) and MBG 1998 (C); LBI may be deemed to be the beneficial owner of the shares of Common Stock owned by LB I Group, Cap Partners IV, MBG 1998 (A), MBG 1998 (B) and MBG 1998 (C); LB I Group may be deemed to be the beneficial owner of the shares of Common Stock owned by Cap Partners IV, MBG 1998 (A), MBG 1998 (B) and MBG 1998 (C); Merchant Banking Partners II Inc. may be deemed to be the beneficial owner of the shares of Common Stock owned by Merchant Banking Partners II L.P. and Offshore Investment Partners II L.P.; and Offshore Partners II Ltd. may be deemed to be the beneficial owner of the shares of Common Stock owned by Offshore Investment Partners II L.P..

                  Holdings, LBI, LB I Group, Merchant Banking Partners II Inc. and Offshore Partners II Ltd. disclaim beneficial ownership of the Common Stock owned by Merchant Banking Partners II L.P., Offshore Investment Partners II L.P., Cap Partners III, Cap Partners IV, MBG 1998 (A), MBG 1998 (B) and MBG 1998 (C) except to the extent of their respective pecuniary interests therein.

Item 8.           Identification and Classification of Members of the Group

                  Not Applicable

Item 9.           Notice of Dissolution of Group

                  Not Applicable



Item 10.      Certification

[ ] By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

[X] By signing below I hereby certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2004

LEHMAN BROTHERS HOLDINGS INC.


By:
      /s/ Barrett S. DiPaolo
      Name:  Barrett S. DiPaolo
      Title: Vice President

LEHMAN BROTHERS INC.


By:   /s/ Barrett S. DiPaolo
      Name: Barrett S. DiPaolo
      Title:Senior Vice President

LB I GROUP INC.

By:   /s/ Barrett S. DiPaolo
      Name: Barrett S. DiPaolo
      Title:Authorized Signatory

LEHMAN BROTHERS MERCHANT BANKING PARTNERS II INC.

By:   /s/ Barrett S. DiPaolo
      Name: Barrett S. DiPaolo
      Title:Authorized Signatory


LEHMAN BROTHERS OFFSHORE PARTNERS II LTD.


By:   /s/ Barrett S. DiPaolo
      Name: Barrett S. DiPaolo
      Title:Authorized Signatory



LEHMAN BROTHERS MERCHANT BANKING PARTNERS II L.P.

By:   /s/ Barrett S. DiPaolo
      Name: Barrett S. DiPaolo
      Title:Authorized Signatory


LEHMAN BROTHERS OFFSHORE INVESTMENT PARTNERS II L.P.


By:   /s/ Barrett S. DiPaolo
      Name: Barrett S. DiPaolo
      Title:Authorized Signatory


LEHMAN BROTHERS CAPITAL PARTNERS IV, L.P.


By:   /s/ Barrett S. DiPaolo
      Name: Barrett S. DiPaolo
      Title:Authorized Signatory

LEHMAN BROTHERS CAPITAL PARTNERS III, L.P.


By:   /s/ Barrett S. DiPaolo
      Name: Barrett S. DiPaolo
      Title:Authorized Signatory

LEHMAN BROTHERS MBG PARTNERS 1998 (A) L.P.


By:   /s/ Barrett S. DiPaolo
      Name: Barrett S. DiPaolo
      Title:Authorized Signatory

LEHMAN BROTHERS MBG PARTNERS 1998 (B) L.P.


By:   /s/ Barrett S. DiPaolo
      Name: Barrett S. DiPaolo
      Title:Authorized Signatory

LEHMAN BROTHERS MBG PARTNERS 1998 (C) L.P.

By:   /s/ Barrett S. DiPaolo
      Name: Barrett S. DiPaolo
      Title:Authorized Signatory









                       EXHIBIT A - JOINT FILING AGREEMENT

         The undersigned hereby agree that the Statement on Schedule 13G filed herewith (and any amendments thereto), is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) (1) under the Securities Exchange Act of 1934, as amended, on behalf of each such person.

Dated: February 13, 2004

LEHMAN BROTHERS HOLDINGS INC.


By:   /s/ Barrett S. DiPaolo
      Name:  Barrett S. DiPaolo
      Title: Vice President

LEHMAN BROTHERS INC.


By:   /s/ Barrett S. DiPaolo
      Name: Barrett S. DiPaolo
      Title:Senior Vice President


LB I GROUP INC.

By:   /s/ Barrett S. DiPaolo
      Name: Barrett S. DiPaolo
      Title:Authorized Signatory


LEHMAN BROTHERS MERCHANT BANKING PARTNERS II INC.

By:   /s/ Barrett S. DiPaolo
      Name: Barrett S. DiPaolo
      Title:Authorized Signatory

LEHMAN BROTHERS OFFSHORE PARTNERS II LTD.


By:   /s/ Barrett S. DiPaolo
      Name: Barrett S. DiPaolo
      Title:Authorized Signatory

LEHMAN BROTHERS MERCHANT BANKING PARTNERS II L.P.

By:   /s/ Barrett S. DiPaolo
      Name: Barrett S. DiPaolo
      Title:Authorized Signatory


LEHMAN BROTHERS OFFSHORE INVESTMENT PARTNERS II L.P.


By:   /s/ Barrett S. DiPaolo
      Name: Barrett S. DiPaolo
      Title:Authorized Signatory


LEHMAN BROTHERS CAPITAL PARTNERS IV, L.P.


By:   /s/ Barrett S. DiPaolo
      Name: Barrett S. DiPaolo
      Title:Authorized Signatory

LEHMAN BROTHERS CAPITAL PARTNERS III, L.P.


By:   /s/ Barrett S. DiPaolo
      Name: Barrett S. DiPaolo
      Title:Authorized Signatory

LEHMAN BROTHERS MBG PARTNERS 1998 (A) L.P.


By:   /s/ Barrett S. DiPaolo
      Name: Barrett S. DiPaolo
      Title:Authorized Signatory

LEHMAN BROTHERS MBG PARTNERS 1998 (B) L.P.


By:   /s/ Barrett S. DiPaolo
      Name: Barrett S. DiPaolo
      Title:Authorized Signatory

LEHMAN BROTHERS MBG PARTNERS 1998 (C) L.P.

By:   /s/ Barrett S. DiPaolo
      Name: Barrett S. DiPaolo
      Title:Authorized Signatory